EXHIBIT 99.2

Windermere Group, LLC & Subsidiaries

Consolidated Financial Statements for the years ended December 31, 2004 and 2003,

together with Report of Independent Auditors

Consolidated Financial Statements Years Ended December 31, 2004 and 2003

The Windermere Group, LLC & Subsidiaries

The Windermere Group, LLC & Subsidiaries

Contents

Page
Report of Independent Auditors	1

Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Changes in Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 – 13

Report of Independent Auditors

Members

The Windermere Group, LLC & Subsidiaries

We have audited the accompanying consolidated balance sheets of The Windermere Group, LLC & Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of The Windermere Group, LLC & Subsidiaries. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Windermere Group, LLC & Subsidiaries as of December 31, 2004 and 2003, and the results of their consolidated operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L.L.P.

McLean, Virginia

February 18, 2005, except for the

second through fourth paragraphs of Note 14,

as to which the date is February 28, 2005,

and the fifth paragraph of Note 14,

as to which the date is March 1, 2005.

The Windermere Group, LLC & Subsidiaries

Consolidated Balance Sheets

December 31,	2004	2003
Assets

Current assets
Cash and cash equivalents	$414,044	$188,673
Accounts receivable - net	13,377,524	11,748,336
Notes receivable - net	10,000	25,000
Prepaid expenses and other current assets	545,037	504,211

Total current assets	14,346,605	12,466,220

Property and equipment - net	1,465,549	1,336,699

Other assets
Goodwill - net	516,625	591,625
Deposits	104,079	64,166
Financing costs - net	23,509	39,356

	$16,456,367	$14,498,066

Liabilities and Members’ Equity

Current liabilities
Lines of credit	$7,532,358	$3,756,745
Accounts payable and accrued expenses	4,989,976	3,493,583
Billings in excess of costs and profit	213,629	1,455,050
Long-term debt - current portion	18,757	440,046

Total current liabilities	12,754,720	9,145,424

Long-term liabilities
Long-term liabilities - less current portion	12,579	1,597,327

Total liabilities	12,767,299	10,742,751

Members’ equity	3,689,068	3,755,315

	$16,456,367	$14,498,066

The accompanying notes are an integral part of these consolidated financial statements.

The Windermere Group, LLC & Subsidiaries

Consolidated Statements of Income

December 31,	2004	2003
Contract revenue	$64,739,948	$47,700,973

Cost of contract revenue	60,353,717	43,796,767

Operating income	4,386,231	3,904,206

Other expenses
Interest expense	(238,387)	(333,651)
Other expenses	(830,392)	(1,133,811)

Total other expenses	(1,068,779)	(1,467,462)

Net income	$3,317,452	$2,436,744

The accompanying notes are an integral part of these consolidated financial statements.

The Windermere Group, LLC & Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended December 31, 2004 and 2003

Members’ Equity
Balance - December 31, 2002	$2,026,506
Net income	2,436,744
Distributions	(707,935)

Balance - December 31, 2003	3,755,315
Net income	3,317,452
Distributions	(3,383,699)

Balance - December 31, 2004	$3,689,068

The accompanying notes are an integral part of these consolidated financial statements.

The Windermere Group, LLC & Subsidiaries

Consolidated Statements of Cash Flows

December 31,	2004	2003
Cash flows from operating activities
Net income	$3,317,452	$2,436,744
Adjustments to reconcile to net cash from operating activities:
Provision for doubtful receivables	535,737	397,390
Depreciation and amortization	627,517	410,135
Write-down of goodwill	75,000	450,000
Interest paid through refinancing transaction	—	64,696
Change in:
Accounts receivable	(2,164,925)	(1,665,001)
Prepaid expenses and other current assets	(40,826)	(126,530)
Deposits	(39,913)	14,177
Accounts payable and accrued expenses	1,496,393	(910,921)
Billings in excess of costs and profit	(1,241,421)	811,029

Net cash from operating activities	2,565,014	1,881,719

Cash flows from investing activities
Payments received on notes receivable	15,000	25,000
Purchase of property and equipment	(2,642,646)	(755,324)

Net cash from investing activities	(2,627,646)	(730,324)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	314,463
Principal payments on long-term borrownings	(272,037)	(497,742)
Net borrowings from (repayments on) lines of credit	2,041,613	(768,293)
Payments from financing costs	—	(6,950)
Distributions to members	(1,481,573)	(707,935)

Net cash from financing activities	288,003	(1,666,457)

Net change in cash and cash equivalents	225,371	(515,062)

Cash and cash equivalents - beginning of year	188,673	703,735

Cash and cash equivalents - end of year	$414,044	$188,673

Supplemental disclosure of cash flow information
Cash paid for interest	$250,854	$326,125

Supplemental disclosures of non-cash investing and financing activities

During 2004, the Company made a nonreciprocal transfer of property to companies controlled by its members through distributions at net carrying value totaling $1,902,126.

During 2004, the Company paid $1,734,000 of outstanding mortgage debt with funds from its line of credit.

During 2003, the Company financed $55,769 of property and equipment.

During 2003, the Company refinanced a mortage payable and used the proceeds as follows:

Cash		$314,463
Pay-off of note		1,979,600
Accrued interest on loan		64,696
Financing costs		41,241

		$2,400,000

The accompanying notes are an integral part of these consolidated financial statements.

The Windermere Group, LLC & Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

1.	Organization and Principles of Consolidation

The consolidated financial statements include the accounts of The Windermere Group, LLC and its wholly-owned subsidiaries, Windermere Information Technology Systems, LLC and Windermere HDS, LLC (collectively referred to as the “Company”). All significant intercompany transactions and accounts have been eliminated in consolidation.

The Windermere Group, LLC, Windermere Information Technology Systems, LLC, and Windermere Retail Services, LLC are Maryland limited liability companies. During September 1999 and February 1998, The Windermere Group, LLC acquired a select set of business contracts, assets and liabilities from HDS, Inc. and Alliant Techsystems, Inc., respectively. These transactions were accounted for under the purchase method (see note 11).

The Company is a comprehensive provider of innovative technology solutions that are both practical and responsive. Service offerings are focused on solutions in information technology; information assurance; and system integration and deployment. Product offerings include QRC hardware design, development, and manufacturing; COTS RF products; and EMI/EMC compliance testing. The Company provides these products and services to both the federal government and commercial sector.

2.	Summary of Significant Accounting Policies

Contract Revenue Recognition

The Company generates revenue under various types of contractual arrangements with their customers. Generally, work is performed under three types of contracts: cost-reimbursable, time-and-materials or fixed-price. Revenue on cost-reimbursable contracts is recognized to the extent of contract costs incurred plus a proportionate amount of fee earned. Revenue on time-and-materials contracts is recognized to the extent of fixed hourly rates for direct labor hours expended plus burdened material expense incurred. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Costs and profit estimates are reviewed periodically as the work progresses, and adjustments, if needed, are reflected in the period in which the revisions are made. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that estimates used will change within the near term.

Services performed which have been authorized but may not have been billed are recorded as unbilled accounts receivables.

In accordance with industry practice, amounts relating to long-term contracts, including indirect cost rate variances and retainages, are classified as current assets although an undeterminable portion of these amounts are not expected to be realized within one year.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

At times, the Company may have cash deposits at a financial institution in excess of federally insured limits. In evaluating this credit risk, the Company periodically evaluates the stability of these financial institutions. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. Accounts receivable consist of amounts primarily due from the federal government, which are not considered subject to credit risk.

Allowance for Doubtful Accounts

The Company provides an allowance for uncollectible accounts based upon prior experience and management’s assessment of the collectability of existing specific accounts.

Property and Equipment

Property, equipment and leasehold improvements are recorded at cost. Expenditures for repairs and maintenance are charged to income as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current year’s revenue or expense.

Depreciation is provided for using the straight-line method over the estimated useful lives as follows for the major classes of assets:

Buildings	3 to 10 years
Leasehold improvements	3 to 7 years
Machinery and manufacturing equipment and computers	3 to 5 years
Office furniture, software and development costs	3 to 5 years

Goodwill

The Company no longer amortizes goodwill, but rather tests it at least annually for impairment. Goodwill is also reviewed for impairment at other times during years when events or changes in circumstances indicate that an impairment might be present.

Income Taxes

The Companies were organized as limited liability companies, whereby taxable income or losses are passed through to, and reportable by, the members on their respective income tax returns.

Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and may have an impact on future periods.

Reclassifications

Certain reclassifications have been made to the 2003 consolidated financial statement balances to conform to the 2004 presentation.

3.	Accounts Receivable

Accounts receivable at December 31, were comprised of the following:

	2004	2003
Billed	$7,387,212	$6,233,224
Accrued billings	4,591,203	3,948,554
Unbilled	1,900,985	1,775,060
Other	120,287	51,273

	13,999,687	12,008,111
Less - allowance for doubtful accounts	(622,163)	(259,775)

	$13,377,524	$11,748,336

The activity in the allowance for doubtful accounts was as follows:

	2004	2003
Beginning balance	$259,775	$400,000
Provision for doubtful accounts	535,737	257,165
(Charge-offs) recoveries - net	(173,349)	(397,390)

Ending balance	$622,163	$259,775

4.	Financing Costs

During 2004, financing costs of $48,191, which were being amortized over the life of the associated loan, were adjusted to reflect the financing costs associated with the refinancing of the original loan. The amount of amortization charged to expense during 2004 and 2003 was $15,847 and $8,835, respectively.

5.	Notes Receivable

The Company had notes receivable with customers for services provided with balances totaling $10,000 and $165,225 at December 31, 2004 and 2003, respectively, at varying interest rates. During 2004, a note receivable of $140,225 was written off along with the corresponding allowance that had been established during 2003 for that note.

6.	Property and Equipment

Property and equipment consisted of the following at December 31:

	2004	2003
Office furniture	$328,711	$205,008
Machinery and manufacturing equipment	975,675	818,592
Computers	1,259,170	777,780
Leasehold improvements	648,253	81,044
Buildings and land	—	1,287,086
Software and development costs	183,869	183,869

	3,395,678	3,353,379
Less - accumulated depreciation	(1,930,129)	(2,016,680)

	$1,465,549	$1,336,699

During 2004, the Company distributed buildings and land to limited liability companies owned by its members (see note 12). At the time of distribution, the assets had a net book value of $1,902,126 after accumulated depreciation of $698,105. The distribution was accounted for as a nonreciprocal transfer to an entity under common control with the Company at historical cost less accumulated depreciation (net carrying value).

7.	Lines of Credit

During 2003, the Company maintained a bank line of credit which provided for borrowings not to exceed $6,000,000 and is payable on demand. Interest accrued at prime plus .5 percent (4.5 percent at December 31, 2003). Borrowings were limited to 90 percent of eligible accounts receivable, as defined in the agreement, from contracts with federal, state, or local governments and 80 percent of all other eligible accounts receivable. The line of credit balance as of December 31, 2003 was $1,386,086.

In addition, the Company maintained an additional line of credit arrangement for specific contracts which provided for borrowings not to exceed $1,000,000. Interest accrued at prime plus 1 percent (5.0 percent at December 31, 2003). Borrowings on this line were limited to 90 percent of billed eligible accounts receivable for these contracts. The line of credit balance as of December 31, 2003 was $763,000.

The lines were collateralized by a lien on all Company assets and cross-collateralized with a note payable (see note 9). The lines were also guaranteed jointly and severally by Windermere Information Technology Systems, LLC (WITS), Windermere Retail Services, LLC, Windermere Products, LLC, Windermere Services, LLC and the President of WITS. The guarantee of the president was limited to $4,000,000 on all debt outstanding to Windermere Group, LLC and related entities. The lines were additionally collateralized by the assignment of a key man life insurance policy on the president in the amount of $1,250,000.

During 2004, the Company obtained a revolving bank line of credit agreement that provided for borrowings not to exceed $8,000,000, of which some of the line was used to pay down the previous line of credit for $6,000,000. In addition, the Company negotiated a $2,000,000 overline note arrangement. The agreements were amended near year-end, to provide one revolving line of credit for borrowings not to exceed $10,000,000. The Company relinquished the previous lines of credit. Interest accrues, on the new line of credit agreement, at the prevailing LIBOR rate (London Inter-Bank Offered Rate) for an interest period of one month, 2.956% at December 31, 2004, plus the applicable margin (5.156% at December 31, 2004). The applicable margin ranges from 1.65% to 2.65%, based upon the ratio of funded debt to EBITDA. Borrowings are limited to 90% of eligible government accounts receivables, 80% of eligible commercial accounts receivable and 50% of unbilled eligible accounts receivable, not to exceed $1,000,000. At December 31, 2004, the Company’s borrowing base calculation indicated the Company was eligible to borrow fully against the line. The line is collateralized by certain assets of the Company and is renewable annually. The agreement provides for various debt covenants to be maintained and, as of December 31, 2004, the Company was in compliance with these covenants.

The balance on the lines of credit was $6,455,543 and $2,149,086 for the years ended December 31, 2004 and 2003, respectively. Included in the line of credit on the balance sheet are distributions in excess of cash in the amount of $1,076,815 and $1,607,659 at December 31, 2004 and 2003, respectively.

Interest expense on the lines of credit for the years ended December 31, 2004 and 2003 was $180,674 and $178,434, respectively.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31:

	2004	2003
Accrued salaries and payroll liabilities	$1,335,488	$1,101,877
Accrued paid time off	1,005,520	781,142
Trade accounts payable	923,283	636,490
Other accrued liabilities	1,181,487	412,925
Other taxes payable	544,198	561,149

	$4,989,976	$3,493,583

9.	Long-Term Debt

Long-term debt consisted of the following at December 31:

	2004	2003
Mortgage note payable, collateralized by a first deed of trust on all assets, excluding receivables, interest at prime plus .5% (4.5% at year end), paid quarterly, maturing October 2008.	$—	$1,972,000
Automobile loans, collateralized by vehicles with varing interest terms and maturity dates.	31,336	65,373

	31,336	2,037,373
Less - current portion	(18,757)	(440,046)

	$12,579	$1,597,327

Estimated future principal repayments on long-term debt for the years ending December 31 are as follows:

2005	$18,757
2006	12,579

$31,336

In August 2004, the Company paid the remaining mortgage note balance with proceeds from a new line of credit (see note 7). Corresponding financing costs that were capitalized in 2003 were adjusted during 2004 to reflect the financing costs associated with the line of credit agreement (see note 4).

10.	Long-Term Leases

The Company leases equipment and office space under various operating lease agreements that expire through July 2013. The total rent expense for these leases for the years ended December 31, 2004 and 2003 was approximately $1,249,220 and $1,079,315, respectively. Subsequent to year end, the Company entered into a lease for office space with a related party as further explained in note 14.

Future commitments under noncancelable operating leases (including related party leases) for years ending December 31 are as follows:

2005	$1,827,951
2006	1,987,212
2007	2,009,106
2008	1,949,092
2009	973,273
Thereafter	2,131,815

$10,878,449

11.	Business Acquisition

In September 1999, the Company agreed to acquire certain assets and liabilities of HDS, Inc. This acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair value. In addition, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill. Prior to 2002, goodwill was amortized on a straight-line basis over 20 years, and accumulated amortization was $137,925.

As required, the Company adopted FAS 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. Among other things, the statement prohibits the amortization of goodwill and sets forth a new methodology for periodically assessing and, if warranted, recording the impairment of goodwill.

The Company completed the initial step of the goodwill impairment test required by the new rules and concluded that an impairment of $75,000 and $450,000 was appropriate at December 31, 2004 and 2003, respectively, and reported such impairment as other expenses in the consolidated statements of income for those respective years. At December 31, 2004, the total goodwill and the unimpaired portion were $1,179,550 and $516,625, respectively.

12.	Related Party Transactions

During 2004, the Company distributed land and buildings to limited liability companies owned by its members. The land had a book value of $104,297, while the buildings had a net book value of $1,797,829 (after accumulated depreciation of $698,105). The Company capitalized costs on the buildings during 2004 and 2003 in the amount of $1,559,347. The limited liability companies have the same ownership structure as the Company at December 31, 2004. As such, the distribution was accounted for as a nonreciprocal transfer between entities under common control.

13.	Employee Benefit Plans

The Company has adopted a 401(k) profit sharing plan covering substantially all employees. Employees become eligible to participate in the plan after 90 days of employment, and may enter the plan on a quarterly basis. Individuals employed at June 1, 1998 were automatically eligible to participate in the plan. Eligible employees may elect to defer up to 75 percent of their pretax annual compensation into the plan. The employer can make a matching discretionary contribution. Employees fully vest in all contributions to the plan immediately upon participation in the plan. The Company has recorded matching contributions to the plan of $379,322 and $315,958 in 2004 and 2003, respectively.

During 2000, the Company enacted a program for employees to participate in any liquidity event generating cash proceeds involving the business area for which those employees work. While the extent of participation rights will be determined at the discretion of the Board of Directors, it is anticipated that participation will be allocated at a rate of 1.625 percent for each $2.5 million of annual revenue. Therefore, when the annual revenue rate reaches $100 million, employees will have participation rights that provide for 65 percent of consideration received in any liquidity event of that business area. Participation rights are calculated at the conclusion of each calendar year. These participation rights will vest over a five-year period with 20 percent vesting on the first anniversary of grant and 20 percent vesting each of the next four anniversaries of grant thereafter. Subsequent to year end, a liquidating event occurred and, as disclosed in the subsequent event footnote, these agreements were rescinded. See Note 14 for additional information.

In addition, employees of a business area will have the opportunity to participate in the bonus pool of their business area. The basis for the bonus pool amount will be established in the first year the business area is established. It is currently anticipated that the pool will be calculated in part based on the cumulative cash flow model, with up to 40% of the available cash flow going into the bonus pool of the business area employees. The bonus pool is performance based and is subject to approval and awarded annually at the sole discretion of the Board of Directors. The Board reserves the right to make any modification to the plan.

14.	Subsequent Events

In December 2004, the Board of Directors authorized the repurchase of 25 shares of Company stock from Liberty Technologies, Inc. (a company owned by the selling shareholder) subject to the execution of an agreement between the Company and Essex Corporation (Essex). Subsequent to year end, the Company obtained a $25,000,000 loan from Essex to finance the repurchase, and the 25 shares of stock were repurchased for $25,000,000. The Company granted Liberty Technologies, Inc. the rights to certain intellectual properties developed during the selling shareholder’s involvement with the Company.

On February 28, 2005, the Company rescinded the program detailed in note 13, whereby employees were eligible to participate in any liquidity event generating cash proceeds involving the business area for which those employees worked, as a precondition to the purchase of the Company by Essex.

On February 28, 2005, the Company entered into an asset purchase agreement effectively selling certain assets of one division with a net book value of $13,643 to a business owned by a former Company employee. The Company recognized a loss of $13,642 as the amount paid by the acquiring business was $1. The Company also transferred future rights to specific contracts and employees of that division, the value of which had not been determined.

On February 28, 2005, the Company entered into and finalized a purchase agreement with Essex, a publicly traded corporation, whereby Essex agreed to purchase, subject to the terms and conditions of the purchase agreement, all shares of the Company for the purchase price of $69.4 million, plus the earn out and working capital adjustment as defined in the purchase agreement. This agreement generated the liquidating event referred to in note 13.

On March 1, 2005, the Company entered into various lease commitments with a related party. The leases call for annual rental payments of $843,099 with annual rent increases based on the consumer price index. The future commitments under these noncancelable operating leases are included in note 10 under the future commitments detail.

15.	Contingencies

A significant portion of the Company’s revenues have been derived from contracts with the U.S. Government. These contract revenues are subject to adjustment upon audit by the Defense Contract Audit Agency. Management does not expect the results of such audits to have a material effect on the Company’s financial position or results of future operations.

* * * * *